Exhibit 99.2

April 20, 2016

Dear Shareholders,

Last week Q2Power filed its first Annual Report as a public company. You are encouraged to read that document and the business presentation subsequently furnished to the SEC.  This letter is meant to provide our current and prospective shareholders with more detail about our mission and strategy moving forward, progress made over the last year, and general milestones we expect to achieve in the coming year.

Mission

Q2Power seeks to convert waste resources into renewable power, process heat, and other valuable products. Our current technology based on our proprietary, scalable and modular external combustion engine is just one facet of this greater vision.  For our customers we want to build “Resource Ecosystems” – small-scale, localized and networked solutions that give businesses and communities the power to manage and monetize waste in a financially and environmentally sustainable manner.

We see the development of these Resource Ecosystems as critical steps towards the inevitable decentralization (reducing transportation and increasing resource utilization) of the $75 Billion waste management industry in the United States. Our vision is to become an agent of change and leader in this transformational shift from “wasteful” to “resourceful” attitudes and practices. In this way, we will work to contribute to the long-term sustainability of our customers and our planet.

Markets

Our prime target market for development of our Resource Ecosystems is comprised of small-scale Waste Water Treatment Plants (“WWTPs”). This also includes farms and commercial operations that utilize Anaerobic Digestion – a proven process that reduces bio-solid volume, treats pathogens, and produces methane as a by-product. We are seeking to become a leading supplier of total waste management solutions for these customers by deploying our proprietary methane-fueled power systems combined with conversion processes and distribution channels to be secured by Q2Power for products produced from bio-solids. In doing so, we endeavor to reduce operating costs and increase “green” credentials by creating value from all wastes generated at these customers’ sites.

Commercial and smaller industrial customers that produce waste fuels in their primary manufacturing processes are also target customers for building Resource Ecosystems. To the extent that we can combust these fuels on site while meeting EPA air quality guidelines, we can utilize our proprietary technology to generate electric power and process heat with resources that previously constituted a disposal cost and environmental liability for the facility owners.

Traction

Over the last year we have:

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Deployed our first operating pilot system at a local WWTP (a beta unit designed to prove operating concept, and test and improve individual components of our system, i.e., this was not meant to be a revenue-producing or long-running project);

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Secured our first early generation product sale – a system that runs on waste liquid fuels -- for delivery this quarter, with milestone payments totaling $160,000 from our customer commencing in the first quarter;

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Recruited a solid engineering and business team to execute our plan, and top-tier Directors with significant industry experience: Kevin Bolin, the former Chairman and CEO of Alter NRG, and Scott Whitney, the former President of NYSE-traded Covanta Energy’s European business;

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Renegotiated certain legacy agreements to provide broader market growth opportunities, and settled all contingent liabilities to complete the separation from our former parent company; and

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Completed our going-public transaction and up-listed our stock on the OTCQB.

Milestones

For the next 12 months we have set an aggressive plan of growth, which is described in further detail in our presentation. In short, the milestones we will attempt to accomplish are:

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Achieve critical operating and performance benchmarks for our base engine technology to allow us to enter a more efficient manufacturing stage – we are focused on increasing operating times between maintenance, and have an engineering roadmap to accomplish this goal;

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Generate additional sales of our core combined heat and power (CHP) systems with customers for whom we can create value not only by providing renewable energy, but also through the on-site, clean disposal of waste fuels;

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Deploy additional CHP systems at WWTP’s in the United States with commercial contracts for the sale of power and heat to the facility owners – i.e., shifting from pilot to revenue producing operations;

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Secure strategic partners, technology and business networks to expand our offerings to include solutions for bio-solid disposal and other valuable reuse products – a critical step towards offering the total waste solutions described in this letter, and being able to generate greater revenue opportunities from each customer;

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Secure technology rights, expertise and/or possibly acquire next generation anaerobic digesters that will further expand our target customer base to include generators and processors of solid organic waste such as food scraps and plant residue; and

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Raise additional funds that will provide us with 12+ months of operating runway.

With respect to raising capital, our goal is to do so efficiently with investors who share our long-term vision and can provide additional value to the growth of the company. In this respect, our new Directors have committed to leading these funding efforts, including investing their own money.  It is important for our shareholders to understand, however, that our ability to achieve our milestones in the timeframes allotted is contingent on raising sufficient capital.

We are confident that we can accomplish our goals and place Q2Power in a solid position for the future. We are becoming a company that has more to offer than a single technology solution; rather, we are taking a holistic approach to solving critical energy and waste management issues for specific sectors of under-served customers. Additionally, we are working to build business processes and structures that can support the future of waste-to-energy and waste management in the United States.

We thank you for your support of Q2Power and look forward to our success together.

Sincerely,

/s/ Christopher Nelson

Christopher Nelson, CEO

For more information about Q2Power, please visit: www.q2p.com

Legal Notice Regarding Forward-Looking Statements: This release contains "Forward-looking Statements". These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.

Q2P Investor Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120

Q2Power Contact:

Christopher Nelson, CEO

Chris@q2p.com